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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in: (i) the Registration Statement on Form S-3 (No. 333-84156) relating to the Con Edison Automatic Dividend Reinvestment and Cash Payment Plan; (ii) the Registration Statement on Form S-8 (No. 333-04463-99) relating to the Con Edison 1996 Stock Option Plan;
(iii) the Registration Statement on Form S-8 (No. 333-86820) relating to The Consolidated Edison Stock Purchase Plan; and (iv) the Registration Statements on Form S-3 (Nos. 333-72264 and 333-102005) relating to debt and equity securities of Con Edison of our report dated February 20, 2003 relating to the financial statements and financial statement schedules of Consolidated Edison, Inc. which appears in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP



New York, NY
February 27, 2003